Exhibit 99.4

China TransInfo Technology Corp.

Appoints Three New Independent Directors to Board of Directors

Beijing, May 2, 2008 - China TransInfo Technology Corp., (OTC Bulletin Board: CTFO), (“China TransInfo” or the “Company”), a leading provider of public transportation information systems technology and comprehensive solutions in the People's Republic of China (the “PRC”), today announced the appointment of three new independent directors, Mr. Jay Trien, Dr. Zhongsu Chen, and Mr. Dan Liu, effective May 1 2008. Through these appointments, the Company has also completed the establishment of its audit, compensation, and nominating committees. Mr. Jay Trien serves as the chair of the Company's audit committee, Dr. Zhongsu Chen serves as the chair of the governance and nominating committee, and Mr. Dan Liu serves as the chair of the compensation committee.

“We are delighted to welcome Mr. Trien, Dr. Chen and Mr. Liu to our board as they will undoubtedly have a positive impact on China TransInfo’s corporate oversight.” Said Mr. Shudong Xia, CEO of China TransInfo. “The addition of these board members will help us establish a solid corporate governance policy in an effort to increase our transparency, particularly to the US investment community.”

With the appointments of these three independent directors, the Company’s board of directors, which currently has five members, is now comprised of a majority of independent directors, as that term is defined by the Marketplace Rules of The Nasdaq Stock Market.

Mr. Jay Trien is currently a senior partner at Trien Rosenberg Weinberg Ciullo & Fazzari LLP., a certified public accounting and business consulting firm with offices in Morristown, New Jersey and New York City. He oversees the firm's financial and accounting service groups and also directs its M&A and capital finance departments. Mr. Trien has published several articles on accounting issues in American Venture Magazine, Capital Growth's Guide to Entrepreneurial Venture Financing, NJBIZ and the Journal of the Family Firm Institute. Mr. Trien is the president of the Venture Association of New Jersey as well as the New Media Association of New Jersey and is a member of the American Institute of Certified Public Accountants, New Jersey Bar Association, New Jersey Society of Certified Public Accountants, New York State Society of Certified Public Accountants, the National Litigation Support Services Association and the Alliance of Merger & Acquisition Advisors. He holds a Bachelor of Science degree in Economics from The Wharton School of the University of Pennsylvania and a Juris Doctor degree from Rutgers Law School.

Dr. Zhongsu Chen is currently the managing director of Time Innovation Ventures, a venture capital company. He also serves on the board of directors for Beijing Ahelios Consulting, a IT consulting company and Beijing Xiakexing Network Technologies, a Chinese company producing animation products. He has 30 years of professional experience in information technology, including nine years in Wall Street firms such as DLJ, Standard & Poor’s, New York Life and Ambac Financial Group. From 2001 to 2005 Dr. Chen worked as the deputy chief technology officer at the Shanghai Stock Exchange. He also led China’s National Financial Standardization Securities Trading Protocol Working Group, which defined China’s Securities Trading Exchange Protocol technology standard, and served as an advisor for the Shenzhen Stock Exchange Technology Development Strategy Committee. In 2006, Dr. Chen was a member of the Working Group for the Foundation of China’s Futures Exchange.  He holds a Bachelor’s degree in mathematics/computer science from Pace University, a Master’s degree in mathematical sciences from The Johns Hopkins University and a PhD degree in computer science/operations research from Stevens Institute of Technology.

Mr. Dan Liu has over forty years of experience in the electronics and information sectors. Mr. Liu held several management positions at China Electronics Import and Export Corporation for more than ten years and was vice president of China Electronics Corporation from 1990 to 1991. From 1991 to 2000, Mr. Liu was the president of China Tongda Networking Corporation, a communication system integration company. From 1991 to 1997, Mr. Liu was chairman of the board of Intel (China), a semiconductor manufacturer. Mr. Liu was also senior advisor to Motorola (China), a provider of mobile devices and broad band communication and enterprise mobility solutions, from 1994 to 1998. Mr. Liu is currently a councillor at Chinese Association of Electronics, China Software Industry Association, China News Technology Association, and China Public Relations Association.

About China TransInfo

China TransInfo, through its subsidiary Beijing PKU ChinaFront High Technology Co., Ltd. (“PKU”), is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in China. China TransInfo is involved in developing multiple applications in transportation, digital city land and resource filling system based on Geographic Information System technologies which is used to service the public sector. In addition, the Company is also developing its transportation system to include Electronic Toll Collection technology. The Company is the co-formulator to several transportation technology national standards and has software copyrights to 23 software products. China TransInfo has won 3 of 4 model cases sponsored by the PRC Ministry of Communications. The Company’s affiliation with Peking University, which currently owns 5% of PKU, provides access to the University’s GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electrified transportation information solutions. For more information please visit the Company’s website at www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

China TransInfo Technology Corp.	CCG Elite Investor Relations Inc.
Ms. Cathy Zhuang, IR Supervisor	Mr. Crocker Coulson, President
Phone: +86-10-82671299 ext 8032 (Beijing)	Phone: +1-646-213-1915 (New York)
Email: cathyzhuang@ctfo.com	Email: crocker.coulson@ccgir.com